UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2008

OMNIMMUNE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-145507	26-3128407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4600 Post Oak Place, Suite 352, Houston, Texas 77027
(Address of Principal Executive Offices) (Zip Code)

(713) 622-8400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01  Changes in Registrant's Certifying Accountant

As previously reported on our Current Report on Form 8-K dated August 6, 2008, we dismissed Schumacher & Associates, Inc. (“Schumacher”) as our independent accountants.  We made the contents of such current report available to Schumacher and requested it furnish a letter addressed to the Securities and Exchange Commission as to whether it agreed or disagreed with the disclosure contain in such current report.  A copy of such letter is filed as Exhibit 16.1 to this Form 8-K.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(c)                 Effective as of August 12, 2008, the Board of Directors of Omnimmune Holdings, Inc. appointed Howard Becker as the registrant’s chief operating officer.

In addition to his role with the registrant, Mr. Becker is serving as chief executive officer and director of CepTor Corp., a development stage biotechnology company based in New York.  He is also a director of Rx For Africa, Inc., a US public company headquartered in New York.   Before joining CepTor, Mr. Becker was engaged by Xechem International, a development stage pharmaceutical company headquartered in Edison, New Jersey, where he was vice president of operations until his departure in December 2006.  From 2000 to 2005, Mr. Becker served as an independent business consultant to a variety of public and private companies.  Mr. Becker is also licensed attorney who practiced law for eighteen years in New York City, concentrating his practice in the areas of business reorganizations and corporate restructuring.  Mr. Becker graduated magna cum laude from Tufts University in 1981 and received his law degree from the University of Michigan Law School in 1984.

Mr. Becker, whose engagement as chief operating officer is being undertaken initially on a part-time basis, has been retained by us pursuant to a consulting agreement with his firm, Becker Advisors, Ltd. The consulting agreement has an initial term of one year beginning August 12, 2008 and automatically renews thereafter for successive one year periods unless terminated in writing by either party on at least 30 days advance notice.  For the services being provided, the registrant will pay Becker Advisors a fee of $7,500 per month during the term of the agreement, plus an initial bonus of $3,000 following the signing of the consulting agreement.  In addition, the registrant will provide Becker Advisors with a rental allowance of $1,100 per month for the rental of office space to be utilized by the consultant to perform services for the registrant.  The monthly fee payable to Becker Advisors is based on a maximum of 80 hours of service per month in accordance with the agreement.  If Mr. Becker’s service to the registrant exceeds the maximum commitment, the registrant will pay for such additional service on an hourly basis at a rate of $93.75 per hour.  During the term of the consulting agreement, Becker Advisors will also be eligible for bonuses, in cash or stock, as determined by the registrant’s board of directors.  Mr. Becker’s consulting agreement includes post-termination restrictive covenants in favor of the registrant and its affiliates not to disclose confidential information, solicit customers or recruit employees.

As additional consideration for Mr. Becker’s services as chief operating offering, on August 12, 2008, the registrant granted a stock option to Mr. Becker to purchase 100,000 shares of common stock at an exercise price of $2.50 per share.  The option has a term of five years and vests as to 33,000 shares on the date of grant, with the balance vesting as to 2,791 shares per month for 22 months beginning September 2008 and 5,598 shares on the last day of the twenty-third calendar month following the grant date, so long as the consulting agreement referenced above is not terminated; however, upon any termination of the consulting agreement by us without cause, or our failure to renew the agreement following the end of the initial term, the option will vest in full.

Item 9.01 Financial Statements and Exhibits

(d)        Exhibits

Exhibit No.	Description

10.1	Consulting Agreement, dated as of August 12, 2008, by and among Omnimmune Holdings, Inc., Becker Advisors, Ltd. and Howard Becker.

10.2	Stock Option Agreement, dated as of August 12, 2008, by and between Omnimmune Holdings, Inc. and Howard Becker.

16.1	Letter from Schumacher & Associates, Inc. to the Securities and Exchange Commission dated August 13, 2008 regarding change in certifying accountant

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNIMMUNE HOLDINGS, INC.

Date: August 15, 2008	By:	/s/ Harris A. Lichtenstein
Harris A. Lichtenstein, Ph.D.
President and Chief Executive Officer